Exhibit 10.1

Third SUBSTITUTE REVOLVING NOTE

$1,000,000.00	Chicago, Illinois
March 30, 2012

FOR VALUE RECEIVED, The Wood Energy Group, Inc., a Missouri corporation (“Maker”), promises to pay to the order of Fifth Third Bank, an Ohio banking corporation, (“Bank”), at its offices at 222 South Riverside Plaza, 32nd Floor, Chicago, Illinois 60606 or at such other place as the holder of this Note may designate in writing to the Maker, on or before May 30, 2012, the principal sum of One Million and 00/100 Dollars ($1,000,000.00), or, if less, the aggregate amount of Revolving Loans with respect to the Working Capital Facility advanced and unpaid pursuant to that certain Loan and Security Agreement dated as of September 4, 2009, made by and between the Maker and the Bank, as amended by that certain First Amendment to Loan and Security Agreement, dated May 21, 2010, that certain Second Amendment to Loan and Security Agreement, dated April 7, 2011, and that certain Third Amendment to Loan and Security Agreement, dated as of even date herewith, and as the same may be further amended from time to time (the “Loan Agreement”), the terms of which are incorporated by reference and made a part of this Note as though fully set out herein. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement. The amount advanced and outstanding under the Loan Agreement as shown on the books and records of the Bank shall be considered correct and conclusively binding on the Maker absent manifest error.

The Maker further promises to pay interest on the Revolving Loans as provided in the Loan Agreement. All payments received from the Maker hereunder shall be applied by the Bank in accordance with the terms of the Loan Agreement.

This Note and any renewals and extensions hereof, and any other Obligations of the undersigned to the Holder hereof (the term “Holder” shall include the Bank and any subsequent holder hereof) due or to become due, now existing or hereafter contracted, and howsoever acquired by the Holder, are secured in the manner described in the Loan Agreement.

This Note is issued under the Loan Agreement and this Note and the Holder are entitled to all of the benefits provided for by the Loan Agreement or referred to therein, to which Loan Agreement reference is made for a statement thereof. Pre-payments may be made hereon only at the times, in the events and in the manner provided in the Loan Agreement.

All unpaid amounts owing on this Note or on any other Obligations immediately shall become due and payable at the option of the Holder, without notice or demand, upon the occurrence of any Event of Default.

This Note is issued in substitution for and in replacement of, but not in payment of, that certain Second Substitute Revolving Note, dated April 7, 2011, in the original principal amount of One Million Dollars ($1,000,000.00), issued by Maker and payable to the order of the Bank.

In the event of default in the payment of any sums due under this Note, the Maker hereby agrees that the Bank may offset all money, bank or other deposits or credits now or hereafter held by the Bank or owed by the Bank to Maker against all amounts due under this Note or against any other amounts which may be due the Bank from the Maker.

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No clause or provision contained in this Note or any documents related hereto shall be construed or shall so operate (a) to raise the interest rate set forth in this Note above the lawful maximum, if any, in effect from time to time in the applicable jurisdiction for loans to borrowers of the type, in the amount, for the purposes, and otherwise of the kind contemplated, or (b) to require the payment or the doing of any act contrary to law, but if any clause or provision contained herein shall otherwise so operate to invalidate this Note, in whole or in part, then (i) such clauses or provisions shall be deemed modified to the extent necessary to be in compliance with the law, or (ii) to the extent not possible, shall be deemed void as though not contained and the remainder of this Note and such document shall remain operative and in full force and effect.

All makers and any endorsers, guarantors, sureties, accommodation parties and all other persons liable or to become liable for all or any part of this indebtedness, jointly and severally waive diligence, presentment, protest and demand, and also notice of protest, of demand, of nonpayment, of dishonor and of maturity and also recourse or suretyship defenses generally; and they also jointly and severally hereby consent to any and all renewals, extensions or modifications of the terms of this Note, including time for payment, and further agree that any such renewals, extension or modification of the terms of this Note or the release or substitution of any security for the indebtedness under this Note or any other indulgences shall not affect the liability of any of the parties for the indebtedness evidenced by this Note. Any such renewals, extensions or modifications may be made without notice to any of said parties.

The Maker shall be liable to the Holder for all reasonable costs and expenses incurred in connection with collection, whether by suit or otherwise, of any amount due under this Note, including, without limitation, attorneys’ fees, as more fully set forth in the Loan Agreement.

This Note shall be governed by and construed in accordance with the laws of the State of Illinois.

The Wood Energy Group, Inc.

By:	/s/ Jon Ryan
Its:	President

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